Exhibit 5.1

111 Congress Avenue, Suite 1700 Austin, Texas 78701 512.320.9200 Phone 512.320.9292 Fax andrewskurth.com

January 30, 2015

Crossroads Systems, Inc.

1100 North Mopac Expressway

Suite 150

Austin, TX 78759

Re:	Registration Statement on Form S-3 (File No. 333-196379)

Ladies and Gentlemen:

We have acted as counsel to Crossroads Systems, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of up to 3,071,739 Units (“Units”), each consisting of one Share (collectively, the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one Warrant (collectively, the “Warrants”) to purchase one half of a share (“Warrant Shares”) of Common Stock. The Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.” Such offering and sale have been registered with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-196379) initially filed with the SEC on May 29, 2014, and subsequently amended by Amendment No. 1 thereto filed with the SEC on June 27, 2014. Such registration statement, as so amended, at the time it was declared effective by the SEC on July 2, 2014, is referred to herein as the “Registration Statement.”

The Company has conducted such offering of the Securities pursuant to (i) its base prospectus dated July 3, 2014 (the “Base Prospectus”) included in the Registration Statement, as supplemented by its prospectus supplement dated January 27, 2015 (the “Prospectus Supplement”) filed with the SEC on January 27, 2015 and (ii) the Placement Agency Agreement dated January 27, 2015 (the “Placement Agency Agreement”) among the Company and Roth Capital, LLC and Northland Securities, Inc., together as Placement Agents (the “Placement Agents”).

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Certificate of Designation of 5.0% Series F Convertible Preferred Stock of the Company, as amended to date; (d) the form of Warrants, (e) the Amended and Restated Bylaws of the Company, effective as of November 7, 2013; (f) certain resolutions of the Board of Directors of the Company (the “Board”) and committees thereof; and (g) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

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January 30, 2015

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

We have further assumed that the Warrant Shares issuable upon exercise of Warrants being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such exercise.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1)            when issued, sold and paid for in accordance with the Placement Agency Agreement, the Shares will be validly issued, fully paid and nonassessable;

(2)            when issued, sold and paid for in accordance with the Placement Agency Agreement, the Warrants will constitute valid and legally binding obligations of the Company; and

(3)            when issued and paid for in accordance with the terms and conditions of the Warrants upon the exercise thereof, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion in paragraph 2 above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

January 30, 2015

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and the federal laws of the United States of America. For purposes of this opinion, we assume that the Securities were, or will be, as applicable, issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on or about the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Andrews Kurth LLP